Exhibit 23.2

Consent of Hamilton, Rabinovitz & Associates, Inc.

Hamilton, Rabinovitz & Associates (“HR&A”) consents to being named in Trane Inc.’s Annual Report (“Form 10-K”) for the year ended December 31, 2007 in the form and context in which HR&A is named and to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the 2002 Omnibus Incentive Plan and Employee Stock Purchase Plan (Registration No. 333-96547), Form S-3 pertaining to the registration of $1.0 billion of debt securities (Registration No. 333-67943), Form S-8 pertaining to the Employee Stock Purchase Plan (Registration No. 333-40575), Form S-8 pertaining to the Deferred Compensation Plan (Registration No. 333-75492), Form S-8 pertaining to the Supplemental Compensation Plan for Outside Directors (Registration No. 333-109562), Form S-8 pertaining to the Stock Incentive Plan (Registration Nos. 333-65252 and 033-63007 and Form S-4 of Ingersoll-Rand Company Limited pertaining to the registration of shares of Ingersoll-Rand Company Limited to be issued in its acquisition of Trane Inc. and the related proxy statement/prospectus included therein.

/s/ Francine F. Rabinovitz
Hamilton, Rabinovitz & Associates, Inc.

February 18, 2008